Exhibit 99.1
Bright Horizons Family Solutions® Reports Second Quarter of 2016 Financial Results

WATERTOWN, MA, August 3, 2016 /PRNewswire/ — Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality child care, early education and other services designed to help employers and families better address the challenges of work and family life, today announced financial results for the second quarter of 2016, updated certain financial guidance for the full year 2016 and announced a new share repurchase program.

Second Quarter 2016 Highlights (compared to second quarter 2015):

•	Revenue increased 9% to $402 million

•	GAAP income from operations increased 9% to $57 million

•	Non-GAAP adjusted income from operations* increased 9% to $57 million

•	Adjusted EBITDA* increased 8% to $81 million

•	GAAP net income increased 13% to $30 million and GAAP diluted earnings per common share increased 16% to $0.50 per share

•	Non-GAAP adjusted net income* increased 12% to $37 million and Non-GAAP diluted adjusted earnings per common share* increased 15% to $0.61

“We are pleased to report another strong quarter in line with the plan that we had set out at the beginning of the year,” said David Lissy, Chief Executive Officer. “Our suite of solutions continues to be well received in the marketplace, and we are well positioned to continue our strong track record of growth."
“I am especially proud of the manner in which we continue to execute across each of our services, and to deliver quality care, education, and support for those we have the privilege to serve,” continued Lissy. “Ours is an intensely human service and our team of people across more than forty states and six countries are to be commended for their steadfast commitment to quality in all that we do.”

Second Quarter 2016 Results

Revenue increased $31.6 million, or 9%, in the second quarter of 2016 from the second quarter of 2015 on contributions from new and ramping full-service child care centers, average price increases of 3-4%, and expanded sales of back-up dependent care and educational advisory services.

Income from operations was $56.6 million for the second quarter of 2016 compared to $52.1 million in the same 2015 period, an increase of $4.5 million, primarily due to an increase in gross profit, partially offset by increases in selling, general and administrative expenses. The increase in gross profit and income from operations reflects operating leverage from enrollment gains in mature and ramping centers, contributions from new child care centers, back-up dependent care and educational advisory clients that have been added since the second quarter of 2015, and strong cost management, partially offset by the costs incurred during the ramp-up of certain new lease/consortium centers opened during 2015 and 2016, and ongoing investments in systems and personnel to support the delivery of our services. Net income was $30.4 million for the second quarter of 2016 compared to net income of $26.9 million in the same 2015 period, an increase of $3.5 million on the expanded income from operations. Diluted earnings per common share was $0.50 compared to $0.43 in the second quarter of 2015.

In the second quarter of 2016, adjusted EBITDA increased $6.1 million, to $80.8 million, from the second quarter of 2015 due primarily to the expanded gross profit.  Adjusted net income increased by $3.8 million, or 12%, to $36.9 million on the expanded income from operations.  Diluted adjusted earnings per common share was $0.61 compared to $0.53 in the second quarter of 2015.

As of June 30, 2016, the Company operated 935 early care and education centers with the capacity to serve 107,000 children and families.

*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures.  Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, straight line rent expense, stock-based compensation expense, expenses related to secondary offerings and debt financing transactions, and expenses associated with completed acquisitions. Adjusted income from operations represents income from operations before expenses related to the completion of secondary offerings and debt financing transactions, and expenses associated with completed acquisitions. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, secondary offering expenses, debt financing transaction expenses, expenses associated with completed acquisitions and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP measures are more fully described, and are reconciled from the respective measures determined under GAAP, in "Presentation of Non-GAAP Measures" and the attached table "Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations."

Balance Sheet and Cash Flow

During the six months ended June 30, 2016, the Company generated approximately $146.9 million of cash flows from operations compared to $115.0 million for the same period in 2015 and invested $29.7 million in fixed assets and acquisitions compared to $64.2 million in the same 2015 period.  Net cash used in financing activities totaled $82.6 million in the six months ended June 30, 2016 compared to $62.4 million for the same 2015 period.  During the six months ended June 30, 2016, the Company's cash and cash equivalents increased $33.5 million to $45.0 million.

2016 Outlook

As described below, the Company is updating certain financial guidance. For the full year 2016, the Company currently expects:

•Overall revenue growth in 2016 in the range of 7-9%
•Adjusted EBITDA growth in 2016 in the range of 11-12%
•Adjusted net income growth in 2016 in the range of 14-16%
•Diluted adjusted earnings per common share growth in the range of 17-19%
•Diluted weighted average shares of approximately 61 million shares

For a discussion of the non-GAAP financial guidance presented, see "Presentation of Non-GAAP Measures" below.

Share Repurchase Authorization

The Company also announced today that its Board of Directors has authorized a share repurchase program of up to $300 million of the Company’s outstanding common stock, effective August 5, 2016. The share repurchase program, which has no expiration date, replaces the prior $250 million authorization announced in February 2015, of which $26.8 million remained available thereunder. The shares may be repurchased from time to time in open market transactions at prevailing market prices, in privately negotiated transactions, under Rule 10b5-1 plans, or by other means in accordance with federal securities laws. The actual timing, number and value of shares repurchased under the program will be determined by management at its discretion and will depend on a number of factors, including the market price of the Company’s stock, general market and economic conditions, applicable legal requirements, and compliance with the terms of the Company’s senior secured credit facility. Shares purchased under the program will be retired. The program may be suspended, modified or discontinued at any time without prior notice.

Conference Call

Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET.  Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call, moderated by Chief Executive Officer David Lissy.  Replays of the entire call will be available through August 17, 2016 at 1-877-870-5176 or, for international callers, at 1-858-384-5517, conference ID #13641089.  The webcast of the conference call, including replays, and a copy of this press release are also available through the Investor Relations section of the Company's web site, www.brighthorizons.com.

Forward-Looking Statements

This press release includes statements that express the Company's opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, "forward-looking statements." The Company's actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms "believes," "expects," "may," "will," "should," "seeks," "projects," "approximately," "intends," "plans," "estimates" or "anticipates," or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding the Company's intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, the industries in which we and our partners operate, our service offerings, our share repurchase program, and our 2016 financial guidance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, changes in the demand for child care and other dependent care services, including variation in enrollment trends and lower than expected demand from employer sponsor clients; the possibility that acquisitions may disrupt our operations and expose us to additional risk; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; and other risks and uncertainties more fully described in the "Risk Factors" section of our Annual Report on Form 10-K filed February 29, 2016, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles ("GAAP") throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items.  The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally.  We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.  Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are reconciled from the respective measures under GAAP in the attached table "Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations."

Guidance for non-GAAP financial measures excludes stock-based compensation, amortization of intangible assets, expenses related to the completion of secondary offerings and debt financing transactions, and expenses associated with completed acquisitions as well as tax effects associated with these items. The adjustments to income from operations, net income and diluted earnings per share in future periods are generally expected to be similar to the kinds of charges and costs excluded from adjusted income from operations, adjusted net income and adjusted diluted earnings per share in prior quarters. The exclusion of these charges and costs in future periods will have an impact on the Company’s adjusted income from operations, adjusted net income and adjusted diluted earnings per share. The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation such as expenses associated with equity offerings, issuances of debt, amendments of credit arrangements and expenses associated with completed acquisitions, due to the uncertainty and variability of the nature and amount of these future charges and costs.

About Bright Horizons Family Solutions® Inc.

Bright Horizons Family Solutions® is a leading provider of high-quality child care, early education and other services designed to help employers and families better address the challenges of work and family life. The Company provides center-based full service child care, back-up dependent care and educational advisory services to more than 1,000 clients across the United States, the United Kingdom, Ireland, the Netherlands, Canada and India, including more than 150 FORTUNE 500 companies and more than 80 of Working Mother magazine's 2015 "100 Best Companies for Working Mothers."  Bright Horizons has been recognized sixteen times as one of FORTUNE magazine's "100 Best Companies to Work For" and is one of the UK's Best Workplaces as designated by the Great Place to Work® Institute. Bright Horizons is headquartered in Watertown, MA. The Company's web site is located at www.brighthorizons.com.

Contacts:

Investors:
Elizabeth Boland
CFO - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Kevin Doherty
MD - Solebury Communications Group
kdoherty@soleburyir.com
203-428-3233

Media:
Ilene Serpa
VP - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)

	Three Months Ended June 30,
	2016	%	2015	%
Revenue	$402,053	100.0%	$370,465	100.0%
Cost of services	297,670	74.0%	274,605	74.1%
Gross profit	104,383	26.0%	95,860	25.9%
Selling, general and administrative expenses	40,756	10.1%	36,890	10.0%
Amortization of intangible assets	7,049	1.8%	6,832	1.8%
Income from operations	56,578	14.1%	52,138	14.1%
Interest expense, net	(10,304)	(2.6)%	(10,353)	(2.8)%
Income before income taxes	46,274	11.5%	41,785	11.3%
Income tax expense	(15,871)	(3.9)%	(14,866)	(4.0)%
Net income	$30,403	7.6%	$26,919	7.3%

Earnings per common share:
Common stock—basic	$0.51		$0.44
Common stock—diluted	$0.50		$0.43
Weighted average number of common shares outstanding:
Common stock—basic	59,219,142		61,362,983
Common stock—diluted	60,635,241		62,858,237

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share data) (Unaudited)

	Six Months Ended June 30,
	2016	%	2015	%
Revenue	$787,375	100.0%	$720,905	100.0%
Cost of services	587,216	74.6%	538,437	74.7%
Gross profit	200,159	25.4%	182,468	25.3%
Selling, general and administrative expenses	80,787	10.3%	73,735	10.2%
Amortization of intangible assets	14,197	1.8%	13,754	1.9%
Income from operations	105,175	13.3%	94,979	13.2%
Interest expense, net	(20,988)	(2.7)%	(20,384)	(2.8)%
Income before income taxes	84,187	10.6%	74,595	10.4%
Income tax expense	(29,057)	(3.7)%	(25,144)	(3.5)%
Net income	$55,130	6.9%	$49,451	6.9%

Earnings per common share:
Common stock—basic	$0.92		$0.80
Common stock—diluted	$0.90		$0.78
Weighted average number of common shares outstanding:
Common stock—basic	59,525,655		61,522,973
Common stock—diluted	60,967,825		63,023,803

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$45,026	$11,539
Accounts receivable—net	71,898	97,295
Other current assets	33,639	43,879
Total current assets	150,563	152,713
Fixed assets—net	420,441	429,736
Goodwill	1,135,748	1,147,809
Other intangibles—net	373,376	389,331
Other assets	27,707	30,952
Total assets	$2,107,835	$2,150,541
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$9,550	$9,550
Borrowings on revolving line of credit	29,600	24,000
Accounts payable and accrued expenses	117,912	114,776
Deferred revenue and other current liabilities	163,272	157,017
Total current liabilities	320,334	305,343
Long-term debt—net	901,787	905,661
Deferred income taxes	109,751	113,100
Other long-term liabilities	97,978	98,829
Total liabilities	1,429,850	1,422,933
Total stockholders’ equity	677,985	727,608
Total liabilities and stockholders’ equity	$2,107,835	$2,150,541

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Six months ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$55,130	$49,451
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,091	38,666
Stock-based compensation	5,646	4,600
Deferred income taxes	(3,078)	4,173
Other non-cash adjustments, net	2,239	3,558
Changes in assets and liabilities:
Accounts receivable	25,131	15,955
Prepaid expenses and other current assets	9,695	(7,264)
Accounts payable and accrued expenses	5,347	15,632
Other, net	5,681	(9,752)
Net cash provided by operating activities	146,882	115,019
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets, net	(27,293)	(41,800)
Payments for acquisitions, net of cash acquired	(2,359)	(22,410)
Net cash used in investing activities	(29,652)	(64,210)
CASH FLOWS FROM FINANCING ACTIVITIES:
Line of credit, net	5,600	—
Principal payments of long-term debt	(4,775)	(4,775)
Payments for debt issuance costs	(1,002)	—
Purchase of treasury stock	(94,896)	(72,644)
Proceeds from issuance of common stock upon exercise of options	4,478	6,199
Proceeds from issuance of restricted stock	3,682	3,864
Payments of contingent consideration for acquisitions	(750)	—
Tax benefit from stock-based compensation	5,103	4,945
Net cash used in financing activities	(82,560)	(62,411)
Effect of exchange rates on cash and cash equivalents	(1,183)	636
Net increase (decrease) in cash and cash equivalents	33,487	(10,966)
Cash and cash equivalents—beginning of period	11,539	87,886
Cash and cash equivalents—end of period	$45,026	$76,920

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Full service center-based care	Back-up dependent care	Other educational advisory services	Total
Three months ended June 30, 2016
Revenue	$343,485	$47,649	$10,919	$402,053
Amortization of intangibles	6,724	181	144	7,049
Income from operations	40,586	14,352	1,640	56,578
Adjusted income from operations (1)	40,990	14,352	1,640	56,982

Three months ended June 30, 2015
Revenue	$317,181	$44,404	$8,880	$370,465
Amortization of intangibles	6,507	181	144	6,832
Income from operations	36,323	14,240	1,575	52,138
Adjusted income from operations (1)	36,669	14,240	1,575	52,484

(1)	Adjusted income from operations represents income from operations excluding expenses incurred in connection with secondary offerings.

	Full service center-based care	Back-up dependent care	Other educational advisory services	Total
Six months ended June 30, 2016
Revenue	$672,312	$92,780	$22,283	$787,375
Amortization of intangibles	13,547	362	288	14,197
Income from operations	73,477	27,558	4,140	105,175
Adjusted income from operations (1)	74,087	27,558	4,140	105,785

Six months ended June 30, 2015
Revenue	$617,515	$86,005	$17,385	$720,905
Amortization of intangibles	13,104	362	288	13,754
Income from operations	64,598	28,001	2,380	94,979
Adjusted income from operations (2)	64,944	28,001	2,380	95,325

(1)
Adjusted income from operations represents income from operations excluding expenses incurred in connection with the January 2016 amendment to the Credit Agreement, completed acquisitions, and secondary offerings.

(2)	Adjusted income from operations represents income from operations excluding expenses incurred in connection with secondary offerings.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income	$30,403	$26,919	$55,130	$49,451
Interest expense, net	10,304	10,353	20,988	20,384
Income tax expense	15,871	14,866	29,057	25,144
Depreciation	13,517	12,448	26,894	24,912
Amortization of intangible assets (a)	7,049	6,832	14,197	13,754
EBITDA	77,144	71,418	146,266	133,645
Additional Adjustments:
Deferred rent (b)	205	687	630	1,654
Stock-based compensation expense (c)	3,049	2,300	5,646	4,600
Expenses related to stock offerings, the Credit Agreement amendment and completed acquisitions (d)	404	346	610	346
Total adjustments	3,658	3,333	6,886	6,600
Adjusted EBITDA	$80,802	$74,751	$153,152	$140,245

Income from operations	$56,578	$52,138	$105,175	$94,979
Expenses related to stock offerings, the Credit Agreement amendment and completed acquisitions (d)	404	346	610	346
Adjusted income from operations	$56,982	$52,484	$105,785	$95,325

Net income	$30,403	$26,919	$55,130	$49,451
Income tax expense	15,871	14,866	29,057	25,144
Income before tax	46,274	41,785	84,187	74,595
Stock-based compensation expense (c)	3,049	2,300	5,646	4,600
Amortization of intangible assets (a)	7,049	6,832	14,197	13,754
Expenses related to stock offerings, the Credit Agreement amendment and completed acquisitions (d)	404	346	610	346
Adjusted income before tax	56,776	51,263	104,640	93,295
Adjusted income tax expense (e)	(19,872)	(18,198)	(36,624)	(33,119)
Adjusted net income	$36,904	$33,065	$68,016	$60,176

Weighted average number of common shares—diluted	60,635,241	62,858,237	60,967,825	63,023,803
Diluted adjusted earnings per common share	$0.61	$0.53	$1.12	$0.95

(a)
Represents amortization of intangible assets, including approximately $4.5 million and $5.0 million for the three months ended June 30, 2016 and 2015, respectively, and $9.0 million and $10.0 million for the six months ended June 30, 2016 and 2015, respectively, associated with intangible assets recorded in connection with our going private transaction in May 2008.

(b)	Represents rent in excess of cash paid for rent, recognized on a straight line basis over the life of the lease in accordance with Accounting Standards Codification Topic 840, Leases.

(c)	Represents non-cash stock-based compensation expense.

(d)	Represents costs incurred in connection with the January 2016 amendment to the Credit Agreement, completed acquisitions, and secondary offerings.

(e)	Represents income tax expense calculated on adjusted income before tax at the effective rate of approximately 35% and 36% in 2016 and 2015, respectively.